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                                                                    Exhibit 99.3

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following unaudited pro forma consolidated statement of operations data has been derived by the application of pro forma adjustments to the historical financial statements of the Company for 1997. The unaudited pro forma statement of operations for the year ended December 31, 1997 assumes the acquisition of Retavase and the related financing had occurred as of the beginning of the year.

  The pro-forma adjustments are based upon certain historical unaudited financial information of the Retavase business and on certain Company estimates of expenses it would have incurred had the acquisition occurred as of the beginning of the year, and exclude the effects of (i) the write off of acquired in-process research and development of approximately $138,500,000 and
(ii) a tax benefit of approximately $20,000,000. The pro forma adjustments are described in the accompanying notes.

  The unaudited pro forma consolidated statement of operations data is subject to numerous assumptions and estimates that are subject to change and, in many cases, are beyond the control of the Company. The unaudited pro forma consolidated statement of operations data do not purport to represent what the Company's results of operations would have been if the Acquisition had occurred as of the date indicated or what actual results will be for any future periods.


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                                CENTOCOR, INC.

              PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS DATA
                (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE DATA)

                                        YEAR ENDED DECEMBER 31, 1997
                                   -----------------------------------------
                                   CENTOCOR, INC.  PRO FORMA
                                     HISTORICAL   ADJUSTMENTS    AS ADJUSTED
                                   -------------- -----------    -----------
Revenues:
  Sales...........................    $196,354      $44,800 (1)   $241,154
  Contracts.......................       4,430          --           4,430
                                      --------     --------       --------
                                       200,784       44,800        245,584
Costs and Expenses:
  Costs of sales..................      77,958        5,400 (2)     83,358
  Research and development........      68,623        3,900 (3)     72,523
  Marketing, general and
   administrative.................      40,917       59,600 (4)    100,517
                                      --------     --------       --------
                                       187,498       68,900        256,398
Other income (expenses):
  Interest income.................       9,607          --           9,607
  Interest expense................      (3,938)     (21,000)(5)    (24,938)
  Loss on sale of facility and
   related business...............      (4,565)         --          (4,565)
  Other...........................      (3,260)         --          (3,260)
                                      --------     --------       --------
                                        (2,156)     (21,000)       (23,156)
                                      --------     --------       --------
Net income (loss).................    $ 11,130     $(45,100)      $(33,970)
                                      ========     ========       ========
Basic earnings (loss) per share...    $   0.16                    $  (0.49)
                                      ========                    ========
Diluted earnings (loss) per
 share............................    $   0.16                    $  (0.49)
                                      ========                    ========
Weighted average number of shares
 outstanding......................      69,809                      69,809
                                      ========                    ========
Weighted average common and
 dilutive equivalent shares
 outstanding......................      71,770                      69,809 (6)
                                      ========                    ========

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(1) Based on historical sales information for 1997.
(2) Based on (i) the pricing structure in the supply agreement to be entered into by Centocor and Boehringer Mannheim and (ii) royalty agreements currently in place with respect to the product.
(3) Based on estimated increases in costs associated with additional quality assurance and regulatory personnel.
(4) Adjustments to marketing, general and administrative expenses reflect the following:
  (i) $21,700 represents the estimated increase in product salesforce and related costs.
  (ii) $17,000 represents 1997 historic external marketing and promotional costs.
  (iii) $13,300 represents (a) increased amortization expense related to $176,500 of intangible assets acquired (based on the product purchase price of $335,000 less the $20,000 escrow deposit less an estimated one time charge for in-process research and development of $138,500 and an average useful life of fifteen years) and (b) amortization of $10,500 in assumed debt issuance costs over 7 years.
  (iv) $6,100 represents estimated 1997 expenses based on the co-promotional agreement currently in place with DuPont Merck.
  (v) $1,500 represents estimated 1997 expenditures related to patent litigation.
(5) Represents interest expense on $350,000 of convertible subordinated debentures at an assumed interest rate of 6%; does not reflect any interest expense that would be incurred upon exercise of any over-allotment option.
(6) The as adjusted share amount does not assume the exercise of stock options or warrants as their effect would be antidilutive.

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